EXHIBIT 99.1

All In FutureTech Alliance Announces Stockholder Approval of Reverse Stock Split Proposal; Board Approves 1-for-6 Reverse Stock Split with a Market Effective Date of June 12, 2026

NEW YORK, June 05, 2026 (GLOBE NEWSWIRE) -- All In FutureTech Alliance, Inc. (Nasdaq: AIFA) (the “Company” or “AIFA”) today announced that, at its Special Meeting of Stockholders held on June 1, 2026 (the “Special Meeting”), stockholders approved a proposal authorizing the Board of Directors of the Company (the “Board”) to implement a reverse stock split of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2026, the Company received a notice from the staff of The Nasdaq Stock Market (“Nasdaq”) regarding the Company’s noncompliance with Nasdaq’s minimum bid price requirement. In response, the Company is taking actions intended to regain and maintain compliance with Nasdaq’s continued listing requirements, including implementation of a reverse stock split and other related measures, as determined appropriate by the Board.

Special Meeting Results

At the Special Meeting, stockholders approved, by approximately 99% of votes cast, an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Common Stock, at a ratio ranging from 1-for-2 to 1-for-25, with the exact ratio to be determined at the discretion of the Board.

Purpose of the Reverse Stock Split

The Company believes that stockholder approval of the reverse stock split proposal provides the Board with an important tool to support the Company’s efforts to regain and maintain compliance with Nasdaq’s continued listing standards, including the minimum bid price requirement. The Board has evaluated the reverse stock split in light of current market conditions, the Company’s capital markets strategy, and other relevant factors. The Company also intends to continue evaluating and pursuing other appropriate measures to support its capital markets positioning, strategic development, and continued listing status.

Board Approval of 1-for-6 Reverse Stock Split

Following stockholder approval at the Special Meeting, the Board approved the implementation of a reverse stock split at a ratio of 1-for-6 (the “Reverse Stock Split”). The Company expects the Reverse Stock Split to become effective on June 11, 2026, at 5:01 p.m. Eastern Time, with shares of Common Stock expected to begin trading on The Nasdaq Capital Market, on a split-adjusted basis, at market open on June 12, 2026.

Upon effectiveness of the Reverse Stock Split, the number of the Company’s issued and outstanding shares of Common Stock will be adjusted on a 1-for-6 basis. The Company will proceed with the related implementation steps in accordance with applicable law, Nasdaq rules, and its charter and bylaws, and intends to provide additional information regarding the technical details, trading arrangements, and related matters associated with the Reverse Stock Split in due course.

The Reverse Stock Split will reduce the number of shares of outstanding Common Stock from approximately 38.3 million shares to approximately 6.4 million shares, subject to adjustment for rounding.  No fractional shares will be issued in connection with the Reverse Stock Split. Any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

Management Commentary

James Li, Chairman and Chief Executive Officer of the Company, stated:

“We appreciate our stockholders’ support for and approval of the reverse stock split proposal. This approval provides the Company with additional flexibility as we respond to the Nasdaq notice previously disclosed by the Company, while continuing to advance our broader strategic initiatives.

The Board has now approved the implementation of a 1-for-6 reverse stock split, with an expected market effective date of June 12, 2026. We believe this step will support the Company’s efforts to regain and maintain compliance with Nasdaq’s continued listing standards. At the same time, we remain focused on advancing the Company’s strategic transformation and continuing to create long-term value for our stockholders.”

Next Steps

Based on the Special Meeting voting results and the Board’s subsequent resolution, the Company has determined to implement the Reverse Stock Split at a ratio of 1-for-6, with an expected market effective date of June 12, 2026. The Company will continue to communicate with relevant regulators and market participants and will timely disclose further information regarding the implementation of the Reverse Stock Split, Nasdaq continued listing compliance progress, and other related matters.

Additional information regarding the Reverse Stock Split is available in the Company’s definitive proxy statement filed with the SEC on May 21, 2026, and a Current Report on Form 8-K which the Company plans to file upon effectiveness of the Reverse Stock Split.

About All In FutureTech Alliance

All In FutureTech Alliance Inc. (Nasdaq: AIFA), formerly known as Allied Gaming & Entertainment Inc, is a growth-oriented company undergoing a strategic transformation from a global experiential entertainment business into an AI-focused digital infrastructure platform. The Company is pursuing opportunities in artificial intelligence infrastructure, silicon photonics-enabled compute, cross-border fiber-optical network transmission, digital infrastructure services, and technology-enabled growth initiatives. Through its proposed AIFA strategic platform, AIFA aims to build an integrated ecosystem combining AI compute capacity, fiber-optic network infrastructure, AI education and AI applications to support long-term value creation.

Forward-Looking Statements

This press release includes forward-looking statements within the safe harbor provisions provided under federal securities laws, including under the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. Important factors that may affect actual results include, among others, the Company’s ability to execute its growth strategy; the outcome of the Nasdaq hearings; market conditions; regulatory changes; operational challenges; and other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on May 22, 2026, and in subsequent filings with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from the Company’s expectations in any forward-looking statement. Readers are cautioned not to place undue reliance upon any forward-looking statements, including but not limited to the Company’s expectation with respect to the effect of the Reverse Stock Split. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Contact:

Investor Relations: ir@alliedgaming.gg